Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Plans of Endo International plc (formerly known as Endo International Limited) of our reports dated February 15, 2012 and March 1, 2013 with respect to the consolidated financial statements of Paladin Labs Inc. included in the Registration Statement (Form S-4 No. 333-192760) of Endo International Limited for the registration of shares of its common stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP 1

Montreal, Canada

February 28, 2014

[1]	CPA auditor, CA, public accountancy permit no. A120254